*FOR IMMEDIATE RELEASE*

Contact:
Michael C. Frederick
Chief Financial Officer
(812) 734-3464

FIRST CAPITAL, INC. TO RECORD RESTRUCTURING CHARGE
FOR VOLUNTARY EARLY RETIREMENT PROGRAM

    Corydon, Indiana; September 25, 2012.  First Capital, Inc. (NasdaqCM:  FCAP) (the “Company”), the holding company for First Harrison Bank (the “Bank”), announced today that it intends to record a pre-tax restructuring charge of approximately $650,000 during the quarter ending September 30, 2012 related to a voluntary early retirement program that will be effective September 30, 2012.

    The cost savings associated with the voluntary early retirement program are expected to begin in October 2012.  Thirteen employees with a combined 211 years of service at First Harrison Bank are expected to participate in the program.

    William W. Harrod, President and CEO of First Harrison Bank and First Capital, Inc. said “We want to thank these employees for their many years of dedicated service and contributions to helping the company grow to where we are today.”

    First Harrison Bank currently has thirteen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem and Lanesville.  Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank’s website at www.firstharrison.com.  First Harrison Bank, through its business arrangement with Lincoln Investments, member SIPC, continues to offer non-FDIC insured investments to complement the Bank’s offering of traditional banking products and services.  You can also follow us now on Facebook.

    This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.  Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.  Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.